Exhibit 23-2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-6879, 33-51379, and 333-99363) and on Form S-8 (No. 333-33847) of Commonwealth Edison Company and Subsidiary Companies of our report dated February 22, 2005 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Chicago, Illinois

February 22, 2005